                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) April 30, 1997, except for the second paragraph of Note 10, as to which the date is February 4, 1998, with respect to the consolidated financial statements of Brim, Inc., (ii) March 23, 1998, with respect to the consolidated financial statements and schedule of Province Healthcare Company and (iii) May 5, 1998, with respect to the financial statements of Havasu Samaritan Regional Hospital in the Registration Statement (Form S-1) and related Prospectus of Province Healthcare Company for the registration of 3,570,000 shares of its common stock.






                                            Ernst & Young LLP

Nashville, Tennessee
June 5, 1998